Exhibit 10.1

May 18, 2008

Michael Dadario

Dear Michael,

On behalf of Bare Escentuals, I am pleased to extend this revised offer of full-time employment to you as our President, Retail reporting directly to Leslie Blodgett.  This letter supersedes our offer letters of May 2nd and May 7th and includes the provision in the Amendment letter  sent to you on May 8th, 2008  This letter will highlight the financial aspects and terms of our offer.

PLEASE NOTE:  This offer is contingent upon satisfactory completion of a background screening and reference checks.

Below are the key features of our offer:

SALARY:  Your annualized salary will be $400,000.  You will be scheduled to receive a performance and compensation review in March, 2009 prorated based on your time in position.  We are on a bi-weekly pay cycle with 26 pay periods in a year.  You may elect the direct deposit of your pay to your personal checking and/or savings accounts.  A voided check must be provided in order to enroll in direct deposit and generally takes 2 pay periods to activate.

BONUS:  As President you will participate in our bonus program with an annual target bonus of 60% of your base salary ($240,000).  For 2008, your bonus will be pro-rated based on the time you are employed with us.  Eligibility is dependent on active employment at the time of payout.  Bonuses are usually paid in March, for performance during the prior fiscal year.

Bonus payouts are usually determined by our EPS results however. for 2008, we will guarantee that your bonus payout will be at least 60% of your 2008 base earnings, regardless of our EPS results.

RESTRICTED STOCK:  Once you commence employment with Bare Escentuals, you receive a grant of 50,000 shares of BARE restricted stock at the fair market value at the time of the grant.  The stock grant will have a four year vesting schedule.

CAR ALLOWANCE: You will receive a car allowance in the amount of $650.00 per month.

HIRING BONUS:  We will pay you a one time bonus of $120,000 (less the customary taxes) during your first month of employment.  In the event that you should voluntarily terminate your employment with Bare Escentuals within 24 months after the date of hire, you shall, no later than the effective date of such termination, refund to Bare Escentuals the amount of the hiring bonus paid to you by Bare Escentuals.

ADMINISTRATIVE ASSISTANCE: One of the direct reports to your position will be an Executive Assistant, who you will hire.

SEVERANCE:  As President, you will receive one year of base salary severance pay should Bare Escentuals end your employment for any reason other than “cause”.

START DATE AND ORIENTATION:   We are anxious to have to start at your earliest convenience.  Knowing that you have upcoming personal plans, we would be fine with you starting with us and then taking time off to complete your previously scheduled plans.

On your first day, please arrive at 9:00 am and ask for me upon your arrival.  At 10:00 am, you will attend a two and a half hour orientation.  Federal Immigration laws require that we verify the right of all new employees to work in the U.S.  Therefore, we ask that you bring documents to verify your eligibility to work in the United States on your start date (these documents are typically a passport, or your right to work document/birth certificate along with a picture id (such as a drivers license).  If you will not be able to provide documents by your start date, please contact me at 415-489-5516

All new employees also attend a Boutique Orientation along with other new Bare Escentuals employees  at our Westfield San Francisco Centre store (located on the 2nd floor outside Bloomingdale’s) from 9:30 am – 11:30 am on either the first or second Wednesday after hire date.

BENEFITS:  Bare Escentuals offers a comprehensive medical, dental and vision benefits package.  The majority of the cost of this coverage for employees is borne by Bare Escentuals.  Coverage begins the first day of the month following date of hire.

You will receive reimbursement via our T & E process for the monthly medical premium cost for yourself and your partner.

We also provide Company paid basic life insurance of one time your annual base salary and short and long term disability insurance.

We offer both a 401-K plan and a Deferred Compensation Plan, each with Company matches up to 50% up to a maximum match of 4% and 3% respectively of your eligible contributions.

As a San Francisco based employee, you will be eligible for 20 Paid Time Off (PTO) days and 9 paid sick leave days.  PTO is to be used for personal and vacation time.  You will also receive 8 Company paid holidays during a full calendar year.

Parking is available in our building. Upon acceptance of our offer, please let us know if you would like to take advantage of this benefit so we can make the necessary arrangements with the garage.  If you do not want/need a parking space in the building, work related transportation costs are available up to $25.00/day.

EMPLOYMENT AT WILL: Your employment with Bare Escentuals is “at will,” which means that either you or Bare Escentuals has the right to terminate this employment arrangement at any time, with or without notice, and with or without cause.  This policy of “at will” employment is the sole and entire agreement between you and Bare Escentuals as to the duration of employment and the circumstance under which employment may be terminated.

EMPLOYMENT TERMS AND CONDITIONS: With the exception of employment at will, terms and conditions of employment with Bare Escentuals may be modified at the sole discretion of Bare Escentuals with or without cause or notice at any time.  No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice.  Examples of the types of terms and conditions of employment that are within the sole discretion of Bare Escentuals include, but are not limited to, the following: promotions; demotions; compensation; benefits; work assignments; job duties and responsibilities; work hours and schedules; or any other terms and conditions as determined by Bare Escentuals.

ACKNOWLEDGMENT:  Please review and sign this letter in the space provided below acknowledging your acceptance of our offer and return to me as soon as possible.  Two (2) copies of this document are provided; please return one signed copy to me and retain the second copy for your personal records.

Michael, we make this revised offer of employment with great enthusiasm and with the firm belief that this will be a mutually beneficial relationship. We look forward to having you join Bare Escentuals and become a member of our team.  Should you have any questions about starting with Bare Escentuals, please do not hesitate to contact me at any time.

Very truly yours,

/s/ Debbie Fletcher
Debbie Fletcher
Vice President of Human Resources

I accept the terms and conditions of employment as outlined above:

/s/ Michael Dadario	May 18, 2008
Michael Dadario	Date